Exhibit 5.1

919 Third Avenue New York, NY 10022 212 935 3000 mintz.com

November 12, 2026

Lisata Therapeutics, Inc.
P.O. Box 173
Liberty Corner, New Jersey 07938

Ladies and Gentlemen:

We have acted as counsel to Lisata Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 350,498,987 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) consisting of (i) 1,679,366 shares of Common Stock (“Merger Common Shares”), (ii) 197,951,626 shares of Common Stock (“Merger Conversion Shares”) issuable upon the conversion of 197,951.626 shares (“Merger Preferred Shares”) of the Company’s Series C Non-Voting Convertible Preferred Stock, par value $0.01 per share (“Series C Preferred Stock”), and (iii) 150,867,995 shares of Common Stock (the “PIPE Shares”) issuable upon the conversion of 150,867.995 shares of Series C Preferred Stock (the “PIPE Preferred Shares” and, together with the Merger Preferred Shares, the “Preferred Shares”), which will be convertible into shares of Common Stock upon conversion of the Series C Preferred Stock. The Merger Common Shares and the Merger Preferred Shares were issued by the Company pursuant to that certain Agreement and Plan of Merger, dated September 17, 2026 (the “Merger Agreement”), by and among the Company, Marea Therapeutics, Inc. (“Marea”), Mariner Merger Sub I, Inc. and Mariner Merger Sub II, LLC. The PIPE Preferred Shares were issued by the Company pursuant to that certain Securities Purchase Agreement, dated September 17, 2026, by and among the Company and the purchasers named therein (the “Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s amended and restated certificate of incorporation and bylaws, each as currently in effect, the Merger Agreement, the Purchase Agreement and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state anti-fraud law, rule or regulation relating to securities or to the sale or issuance thereof.

BOSTON	LOS ANGELES	MIAMI	NEW YORK	SAN DIEGO	SAN FRANCISCO	TORONTO	WASHINGTON
MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

MINTZ November 12, 2026 Page 2

With respect to the Shares and the Preferred Shares, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company or other matters cause the Series C Preferred Stock to be convertible into more shares of Common Stock than the number available for issuance by the Company.

On the basis of the foregoing, in reliance thereon and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Merger Common Shares and the Merger Conversion Shares and the PIPE Shares, when issued upon conversion of the Series C Preferred Stock in accordance with the terms of the Series C Preferred Stock, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.